Exhibit 99.1
INNOVIVE Pharmaceuticals Announces Preclinical Data from INNO-206 Oncology Program
INNO-206 demonstrates less cardiotoxicity when compared to doxorubicin
NEW YORK, April 18, 2007 — INNOVIVE Pharmaceuticals, Inc. (OTCBB: IVPH) announced data from preclinical evaluation of the company’s drug candidate INNO-206, a doxorubicin prodrug for treatment of a variety of tumor types. Researchers found that INNO-206, a form of doxorubicin that attaches to circulating albumin and becomes activated once located at the tumor site, is much better tolerated in animal models than doxorubicin alone, a commonly prescribed chemotherapeutic agent. Data was presented today at the American Association for Cancer Research 2007 Annual Meeting in Los Angles, CA.
In a poster presentation titled “Reduced chronic cardiotoxicity and mitochondrial damage of the (6-maleimidocaproyl) hydrazone derivative of doxorubicin (DOXO-EMCH) in a rat model compared to doxorubicin” (Abstract # 5587), researchers concluded:
▪	INNO-206 has the potential of inducing less acute and chronic cardiotoxicity in humans compared to doxorubicin

▪	INNO-206 low-dose and high-dose groups did not differ from controls with regard to clinical symptomatology and mortality, whereas animal subjects exposed to doxorubicin had a severe clinical and histopathogical cardiomyopathy, marked by enlarged heart with inefficient pumping of blood
—	INNO-206 low-dose and high-dose groups showed a slight increase in heart weights compared to control animals, in contrast to significant increase in heart weight following treatment with doxorubicin

—	INNO-206 low-dose and high-dose groups respectively had low cardiomyopathy scores of one and three on average, in contrast to the doxorubicin group having a high cardiomyopathy score of seven
These data suggest that the proposed Phase II dose of 200 mg/m2 should demonstrate mild to no cardiotoxicity in patients. Innovive intends to initiate a Phase II study in Small Cell Lung Cancer in Q207.
About INNO-206
INNO-206 (formerly DOXO-EMCH) is a doxorubicin prodrug designed to preferentially reach the tumor and reduce adverse events compared to native doxorubicin. A Phase I study of INNO-206 that demonstrated safety and objective clinical responses in a variety of tumor types was completed in 2005 and presented at the March 2006 Krebskongress meeting in Berlin. In this study, doses were administered at up to six times the standard dosing of doxorubicin without an increase in observed side effects over historically seen levels with doxorubicin. Objective clinical responses were seen in patients with sarcoma, breast and lung cancers.
About INNOVIVE Pharmaceuticals
INNOVIVE Pharmaceuticals, Inc. acquires, develops and commercializes novel therapeutics addressing significant unmet medical needs in the fields of oncology and hematology. The company has four drug programs in clinical development: INNO-406, Tamibarotene, INNO-206, and INNO-305, for the treatment of chronic myelogenous leukemia, acute promyelocytic leukemia, small cell lung cancer, and acute myelogenous leukemia, respectively. For additional information visit www.innovivepharma.com.
Forward-looking Statements
This material contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as “believes,” “anticipates,” “expects,” “estimates,” “projects,” “will,” “may,” “might” and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Among other things, there can be no assurances that any of INNOVIVE’s development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the risk that the results of clinical trials may not support INNOVIVE’s claims, the possibility of being unable to obtain regulatory approval of INNOVIVE’s product candidates, INNOVIVE’s reliance on third party researchers to develop its product candidates and its lack of experience in developing pharmaceutical products. These and other risks are discussed in INNOVIVE’S periodic reports filed with the SEC. The forward-looking statements contained herein represent the judgment of INNOVIVE as of the date this material was drafted. INNOVIVE disclaims, however, any intent or obligation to update any forward-looking statements.
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	President and CEO	Media & Investor Relations
	INNOVIVE Pharmaceuticals	Porter Novelli Life Sciences
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